Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
The Board of Directors
CA, Inc.:
We consent to the use of our report with respect to the consolidated financial statements and the related financial statement schedule, and the effectiveness of internal control over financial reporting incorporated by reference herein and to the reference to our firm under the heading “Experts” in the prospectus.
/s/ KPMG LLP
New York, New York
June 10, 2011